Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Second Quarter 2024 Financial Results

CHICAGO — (August 7, 2024) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the second quarter ended June 30, 2024.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “The pace and direction of federal and state regulations are creating a tailwind in the cannabis industry. The comment period closed on DEA rescheduling with an overwhelmingly positive response – nearly 90% were in favor. The Ohio adult use rollout is happening as we speak, and Florida adult use is on the ballot in November. We have already seen a positive impact to our originations pipeline from both new and existing operators in these states as well as operators with growth opportunities in recent states such as Maryland, Minnesota, and Missouri.”

Peter Sack, Co-Chief Executive Officer, added, “We have continued to grow the portfolio in a measured fashion while maintaining a substantial spread above our cost of capital. Our loan underwriting has always assumed that regulatory reform at the federal level does not occur, resulting in a very conservative posture with relatively low loan to value and loan to enterprise value across the portfolio. We raised more than $6 million of capital through the ATM program during the quarter and increased the size of the revolving credit facility to $105 million in total. With the additional capital and capacity, we expect originations to be increasingly active in the second half of the year.”

Portfolio Performance

●	As of June 30, 2024, total loan principal outstanding of $383.3 million, across 31 portfolio investments, with $6.0 million of unfunded commitments to existing borrowers.

●	Weighted average yield to maturity was approximately 18.7% as of June 30, 2024, compared with 19.4% as of March 31, 2024, primarily due to amendments related to improved collateral and grid-based pricing shifting downwards due to strong borrower performance.

●	Real estate collateral coverage was 1.3x as of June 30, 2024 and March 31, 2024.

●	Loan to enterprise value (calculated as outstanding principal balance divided by total value of collateral on a weighted average basis) was approximately 42.0% as of June 30, 2024 compared with approximately 40.5% as of March 31, 2024.

●	The percentage of loans which bear a variable interest rate remained consistent at 76.4% as of June 30, 2024 compared with 76.6% as of March 31, 2024.

Investment Activity

●	During the second quarter, Chicago Atlantic had total gross originations of $20.9 million, of which $11.2 million and $9.7 million was funded to new borrowers and existing borrowers, respectively.

Capital Activity and Dividends

●	During the second quarter, the Company increased the current commitments on its secured revolving credit facility from $100.0 million to $105.0 million. The facility matures in June 2026 with a one-year extension option, subject to customary conditions, and can facilitate additional commitments up to $150.0 million.

●	As of June 30, 2024, the Company had $76.8 million drawn on its secured revolving credit facility, resulting in a consolidated leverage ratio (debt to book equity) of approximately 26%.

●	As of August 7, 2024, the Company has approximately $23.8 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $31.5 million.

●	During the quarter, Chicago Atlantic issued 410,360 shares through its ATM program at a weighted average price of $15.76, raising net proceeds of approximately $6.3 million.

●	On July 15, 2024, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the second quarter of 2024 to common stockholders of record on June 28, 2024.

Second Quarter 2024 Financial Results

●	Net interest income of approximately $13.2 million, consistent with the first quarter ended March 31, 2024. Interest expense decreased approximately $0.3 million due to lower weighted average borrowings during the comparative period ending June 30, 2024.

●	Total expenses of approximately $4.3 million before provision for current expected credit losses, representing a sequential increase of 3.6%; primarily attributable to an increase in stock based compensation expense recognized on additional restricted stock award grants in April 2024.

●	Net Income of approximately $9.2 million, or $0.46 per weighted average diluted common share, representing a sequential decrease of 2.1% on a per share basis.

●	The total reserve for current expected credit losses decreased sequentially by $0.3 million to $5.1 million and amounts to approximately 1.3% of the portfolio principal balance of $383.3 million as of June 30, 2024.

●	Distributable Earnings of approximately $9.8 million, or $0.50 per weighted average diluted common share, representing a sequential decrease of 3.8% on a per share basis.

●	Book value per common share of $14.92 as of June 30, 2024 compared with $14.97 as of March 31, 2024. On a fully-diluted basis, there were 20,057,977 and 19,460,282 common shares outstanding as of June 30, 2024 and March 31, 2024, respectively.

2024 Outlook

Chicago Atlantic affirmed its 2024 outlook previously issued on March 12, 2024.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its Second Quarter 2024 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform which has offices in Miami, Florida, and Chicago, Illinois and has deployed over $2.2 billion in credit and equity investments to date.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Loans held for investment	$365,460,179	$337,238,122
Loans held for investment - related party (Note 7)	16,402,488	16,402,488
Loans held for investment, at carrying value	381,862,667	353,640,610
Current expected credit loss reserve	(5,080,547)	(4,972,647)
Loans held for investment at carrying value, net	376,782,120	348,667,963
Cash and cash equivalents	7,070,883	7,898,040
Other receivables and assets, net	628,814	705,960
Interest receivable	1,169,611	1,004,140
Related party receivables	838,876	107,225
Debt securities, at fair value	-	842,269
Total Assets	$386,490,304	$359,225,597

Liabilities
Revolving loan	$76,750,000	$66,000,000
Dividend payable	9,256,736	13,866,656
Related party payables	1,950,416	2,051,531
Management and incentive fees payable	1,774,880	3,243,775
Accounts payable and other liabilities	1,541,560	1,135,355
Interest reserve	2,491,807	1,074,889
Total Liabilities	93,765,399	87,372,206
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 19,624,458 and 18,197,192 shares issued and outstanding, respectively	196,245	181,972
Additional paid-in-capital	298,922,624	277,483,092
Accumulated deficit	(6,393,964)	(5,811,673)
Total stockholders’ equity	292,724,905	271,853,391

Total liabilities and stockholders’ equity	$386,490,304	$359,225,597

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended	For the three months ended	For the six months ended	For the six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Revenues
Interest income	$15,022,431	$14,659,222	$30,366,098	$31,186,526
Interest expense	(1,838,932)	(994,926)	(3,942,982)	(2,613,222)
Net interest income	13,183,499	13,664,296	26,423,116	28,573,304

Expenses
Management and incentive fees, net	1,774,880	1,799,667	3,529,621	3,937,672
General and administrative expense	1,254,535	1,280,401	2,644,802	2,555,226
Professional fees	409,149	537,894	859,007	1,107,269
Stock based compensation	836,333	263,844	1,367,626	402,179
(Reversal) provision for current expected credit losses	(275,471)	1,139,112	104,808	1,235,231
Total expenses	3,999,426	5,020,918	8,505,864	9,237,577
Change in unrealized gain on debt securities, at fair value	-	-	(75,604)	-
Realized gain on debt securities, at fair value	-	-	72,428	-
Net Income before income taxes	9,184,073	8,643,378	17,914,076	19,335,727
Income tax expense	-	-	-	-
Net Income	$9,184,073	$8,643,378	$17,914,076	$19,335,727

Earnings per common share:
Basic earnings per common share	$0.47	$0.48	$0.95	$1.07
Diluted earnings per common share	$0.46	$0.47	$0.93	$1.07

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	19,378,445	18,094,288	18,826,182	17,989,684
Diluted weighted average shares of common stock outstanding	19,890,376	18,273,512	19,265,434	18,117,919

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one- time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net Income	$9,184,073	$8,643,378	$17,914,076	$19,335,727
Adjustments to net income
Stock based compensation	836,333	263,844	1,367,626	402,179
Amortization of debt issuance costs	91,678	91,798	182,593	259,102
(Reversal) provision for current expected credit losses	(275,471)	1,139,112	104,808	1,235,231
Change in unrealized gain on debt securities, at fair value	-	-	75,604	-
Realized gain on debt securities, at fair value	-	-	(72,428)	-
Distributable Earnings	$9,836,613	$10,138,132	$19,572,279	$21,232,239
Adjustments to Distributable Earnings	-	-	-	-
Adjusted Distributable Earnings	$9,836,613	$10,138,132	$19,572,279	$21,232,239
Basic weighted average shares of common stock outstanding (in shares)	19,378,445	18,094,288	18,826,182	17,989,684
Adjusted Distributable Earnings per Weighted Average Share	$0.51	$0.56	$1.04	$1.18
Diluted weighted average shares of common stock outstanding (in shares)	$19,890,376	$18,273,512	$19,265,434	18,117,919
Adjusted Distributable Earnings per Weighted Average Share	$0.50	$0.56	$1.02	$1.17